Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000
Tier Announces Final Closing of Acquisition
RESTON, VA, February 2, 2009 — Tier Technologies, Inc. (Nasdaq: TIER) today announced that it has completed the purchase of substantially all of the assets of ChoicePay, Inc., a leading ePayments solution provider based in Tulsa, Oklahoma.
Commenting on the transaction, Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier Technologies stated, “It would be difficult to find a better strategic fit for us. The advanced technology of ChoicePay and their growing utility vertical are fully consistent with our long-term strategic plans.”
Nina Vellayan, Chief Operating Officer commented further, “We were impressed with the immediate synergies of the two companies from the beginning of our negotiations. Their platform will allow us to offer our current clients new features and benefits faster than we originally expected. Also, the addition of a number of talented staff, many with deep industry experience, to the Tier organization will further strengthen our organization.”
About Tier Technologies, Inc.
Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services. Headquartered in Reston, Virginia, Tier Technologies serves over 3,300 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients. Through its subsidiary, Official Payments Corporation, Tier delivers payment processing solutions for a wide range of markets. For more information, see www.tier.com and www.officialpayments.com.
Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company’s non-core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC.